KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements No. 333-285651 on Form F-3 and Nos. 333-291632 and 333-276801 on Form S-8 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Amer Sports, Inc. and the effectiveness of internal control over financial reporting. /s/ KPMG LLP New York, New York February 25, 2026